                                                                          EX-3.1
                  CERTIFICATE OF AMENDMENT BY THE SHAREHOLDERS
                  TO THE AMENDED ARTICLES OF INCORPORATION OF
                         THE STANDARD REGISTER COMPANY

        Peter S. Redding, who is the President and Chief Executive Officer, and Rebecca A. Kagan, who is the Secretary of The Standard Register Company, an Ohio corporation for profit (sometimes hereinafter referred to as the "Corporation"), with its principal place of business located at 600 Albany
Street, Dayton, Ohio   45401-1167, do hereby certify that at  the Annual
Meeting of Shareholders of The Standard Register Company which was duly called and held on Wednesday, April 19, 1995, at Dayton, Ohio, at which meeting a quorum of each class of shareholders was present in person or by proxy, the following resolution was adopted by the affirmative vote of the holders of shares entitled under the Amended Articles of Incorporation to exercise two-thirds of the voting power of The Standard Register Company:

        RESOLVED, that the first two paragraphs of Article Fourth of the Amended Articles of Incorporation of The Standard Register Company which presently provides as follows:

            FOURTH: The maximum number of shares of all classes of stock which the Corporation is authorized to have outstanding is 35,225,000 shares, of which 30,500,000 shares shall be known and designated as Common Stock and 4,725,000 shares shall be known and designated as Class A Stock. Each share of Common Stock and Class A Stock shall have a par value of $1.00.

    Each issued and outstanding share of Common Stock with no par value is hereby changed into two shares of Common Stock with a par value of $1.00 each, and each issued and outstanding share of Class A Stock with no par value is hereby changed into two shares of Class A Stock with a par value of $1.00 each.

be deleted and that the following paragraph be substituted for the first two paragraphs of Article Fourth of the Amended Articles of Incorporation:

            FOURTH:   The maximum number of  shares of stock which  the
    Corporation is authorized to have outstanding is 55,225,000 shares, of which 50,500,000 shares shall be known and designated as Common Stock and 4,725,000 shares shall be known and designated as Class A Stock. Each share of Common Stock and Class A Stock shall have a par value of $1.00.

    IN WITNESS WHEREOF, Peter S. Redding, as President and Chief Executive Officer, and Rebecca A. Kagan, as Secretary, acting for and on behalf of The Standard Register Company have hereunto subscribed their names and caused the seal of The Standard Register Company to be hereunto affixed this 15th day of May 1995.

                                           THE STANDARD REGISTER COMPANY,
                                           an Ohio corporation

                                           By:  /S/ Peter S. Redding
                                               ----------------------------
                                               Peter S. Redding
                                               Chief Executive Officer

                                           By:  /S/ Rebecca A. Kagan
                                                ---------------------------
                                                Rebecca A. Kagan
                                                Secretary

                                      -30-